Exhibit 99.2

AMF Bowling Worldwide	International Headquarters 8100 AMF Drive Mechanicsville, VA 23111	Post Office Box 15060 Richmond, Virginia 23227	804/730-4000 Telephone	804/559-6276 Facsimile

FOR IMMEDIATE RELEASE	Contact: Merrell Wreden AMF 804/559-8643 Rich Tauberman The MWW Group 201/964-2408

News Release

AMF AND CODE HENNESSY & SIMMONS LLC

COMPLETE MERGER

Fred Hipp, Former Chief Executive of California Pizza Kitchen, Will Lead AMF

Richmond, Virginia, February 27, 2004—AMF Bowling Worldwide, Inc. (“AMF”) and Code Hennessy & Simmons LLC (“CHS”), a Chicago-based private equity firm, announced today that they have completed the merger transaction in which AMF has been acquired by an affiliate of CHS.

Fred Hipp has been named President and Chief Executive Officer of AMF Bowling Worldwide, Inc. He joins AMF with thirty years in the hospitality industry, most recently as President and CEO of California Pizza Kitchen.

“AMF is a company with enormous potential that has been hindered by its financial structure over the past several years,” said Hipp. “We now have the resources and long-term commitment to begin investing in people and the strategies that will positively affect our customers’ perception of the AMF bowling experience.”

The merger transaction is valued at approximately $670 million, of which $250 million will be financed through the sale of certain real estate assets under

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AMF/CHS	Page 2.

a sale-leaseback facility. Debt financing consists of $135 million in term loans under a new senior secured credit facility, as well as a recently completed offering of $150 million in senior subordinated notes. Finally, a $135 million equity investment was made by Kingpin Holdings, the acquiring affiliate of CHS.

Under the terms of the merger agreement, AMF shareholders will receive $25.00 in cash for each common share.

Founded in 1988, CHS is a private equity firm that manages approximately $1.5 billion of capital in four funds. CHS focuses on building shareholder value in companies through strong relationships with management teams and sound investment strategies. Additional information on CHS is available at www.chsonline.com.

AMF Bowling Worldwide Inc. is the world’s largest owner and operator of bowling centers and is also a leader in the manufacturing and marketing of bowling and billiards products. Additional information about AMF is available on the Internet at www.amf.com.

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